Exhibit 99.1

Wynn Resorts, Limited Announces Preliminary Second Quarter Results for Wynn Las Vegas

LAS VEGAS--(BUSINESS WIRE)--July 21, 2010--Wynn Resorts, Limited (Nasdaq: WYNN) announced preliminary expectations of financial results for Wynn Las Vegas (including Encore at Wynn Las Vegas) for the quarter ended June 30, 2010. The results in this release are preliminary and subject to the completion of the final financial statements, including the review of those financial statements by the Company's internal and independent accounting professionals and the Company's audit committee. The Company will release final second quarter results and hold a conference call to discuss its results on July 29, 2010.

Net revenues increased 1.7% versus the same period last year to $318 million.  Adjusted property EBITDA was $65.1 million for the second quarter of 2010, compared to $75.5 million for the second quarter of 2009. The EBITDA decline in the second quarter of 2010 is primarily attributable to higher healthcare and other employee benefit costs, customer acquisition expenses as well as repairs and maintenance costs to preserve the property’s overall quality.  On a GAAP basis, operating loss for our Las Vegas property for the second quarter of 2010 was $17.2 million, compared to an operating loss of $8.3 million in the 2009 period.

During the quarter, table games drop decreased 1.8% from the comparable period in 2009 to $485.9 million and hold percentage declined modestly from the 20.7% reported last year to 20.0% in the current quarter, which is below the property's expected range of 21 to 24%.  Slot machine win of $41.1 million was 1.8% lower than the comparable period in 2009.

Wynn Las Vegas achieved an Average Daily Rate (ADR) of $197 for the quarter, compared to $218 in the second quarter of 2009. The property's occupancy was 92.6%, compared to 86.6% during the prior year period, generating revenue per available room (REVPAR) of $182 in the 2010 period (3.2% below the second quarter of 2009).

RECONCILIATION OF OPERATING LOSS TO ADJUSTED PROPERTY EBITDA

	Three Months Ended June 30,
	2010	2009
Operating loss	$(17,222)	$(8,346)

Pre-opening costs	1,590	-
Depreciation and amortization	67,583	78,425
Property charges and other	482	(6,646)
Management and royalty fees	4,787	4,703
Corporate expense and other	4,852	5,162
Stock-based compensation	3,031	2,386
Equity in income (loss) from
unconsolidated affiliate	23	(178)

Adjusted Property EBITDA (1)	$65,126	$75,506

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates.  Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors.  The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties.  However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA.  Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

About Wynn Resorts

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes. Wynn Resorts owns and operates Wynn Las Vegas (www.wynnlasvegas.com), Encore (www.encorelasvegas.com) and Wynn Macau (www.wynnmacau.com). Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip features 2,716 luxurious guest rooms and suites, an approximately 111,000 square foot casino, 21 food and beverage outlets, an on-site 18-hole golf course, approximately 223,000 square feet of meeting space, an on-site Ferrari and Maserati dealership, and approximately 74,000 square feet of retail space.

We opened Encore, an expansion of Wynn Las Vegas on December 22, 2008. Encore is located immediately adjacent to Wynn Las Vegas and features a 2,034 all-suite hotel, approximately 72,000 square foot casino, 13 food and beverage outlets, a night club, a spa and salon, approximately 60,000 square feet of meeting space and approximately 27,000 square feet of upscale retail outlets.

Wynn Macau is a destination casino resort in the Macau Special Administrative Region of the People's Republic of China and currently features 600 deluxe hotel rooms and suites, approximately 205,000 square foot casino, casual and fine dining in five restaurants, approximately 46,000 square feet of retail space, a health club, pool and spa, along with lounges and meeting facilities.

We opened Encore at Wynn Macau on April 21, 2010.  Encore is an expansion of Wynn Macau which adds a fully-integrated luxury hotel with 414 spacious suites and villas along with restaurants, additional retail space and gaming space.

CONTACT: Wynn Resorts, Limited
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com

SOURCE: Wynn Resorts, Limited